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News Release

From:             Exelon Corporation                      FOR IMMEDIATE RELEASE
                  Corporate Communications                ---------------------
                  P.O. Box 805379
                  Chicago, IL  60680-5379

Contact:          Craig Nesbit    630-657-4208
                  Don Kirchoffner 312-394-3001


                   Exelon, Federal Government Reach Agreement
                      Over Spent Nuclear Fuel Storage Costs

WARRENVILLE, Ill. (Aug. 10, 2004) - Exelon Corporation and the U.S. Department of Justice, in close consultation with the U.S. Department of Energy (DOE), have reached a settlement under which the government will reimburse Exelon for costs associated with storage of spent fuel at the company's nuclear stations pending DOE fulfilling its contractual obligations to accept commercial spent nuclear fuel.

The settlement resolves all pending spent fuel litigation brought against the federal government by Exelon and subsidiaries Exelon Generation Company, Commonwealth Edison Company and AmerGen Energy Company.

Under the agreement, Exelon will receive $80 million immediately in gross reimbursements for storage costs already incurred, with additional amounts reimbursed annually for future costs. If a national repository opens by 2010 and DOE begins accepting spent nuclear fuel as the department has said, gross reimbursements to Exelon would eventually total about $300 million.

In all cases, reimbursements will be made only after costs are incurred and only for costs resulting from DOE delays in accepting the fuel. The department was to have begun accepting fuel in 1998.

"We're pleased with the result," said Chris Crane, Exelon Nuclear's president and chief nuclear officer. "It resolves the litigation between the parties, it eliminates a financial uncertainty for both Exelon and DOE and it allows the government to meet its legal obligations to a sixth of the nation's nuclear power plants."

Crane said the settlement cannot be considered a substitute for permanent used fuel disposal at Yucca Mountain.


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    ExelonCorporation is one of the nation's largest electric utilities with approximately 5.1 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.1 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.